Aetna Insurance Company of America

                                   ENDORSEMENT


The Contract is endorsed as follows:

When a Certificate Holder's Account Value is withdrawn in full, no Deferred Sales Charge is deducted from Purchase Payments made prior to his or her admission to a Licensed Nursing Care Facility if the Certificate Holder has spent as least 45 consecutive days in that facility and the following conditions are met:

(a) More than one calendar year has elapsed since the Effective Date of the Certificate; and

(b) The withdrawal is requested within three years of admission to a Licensed Nursing Care Facility.

This waiver does not apply if the Certificate Holder was in a Licensed Nursing Care Facility on the Effective Date of the Certificate.

A Licensed Nursing Care Facility is an institution licensed by the state in which it is located to provide skilled nursing care, intermediate nursing care or custodial nursing care. We will require proof of confinement in a form satisfactory to us.




                                   /s/ Dan Kearney

                                   President
                                   Aetna Insurance Company of America



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